UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   August 1, 2013

Atlas Financial Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number
000-54627

CAYMAN ISLANDS	27-5466079
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 NW POINT BOULEVARD	60007
Elk Grove Village, IL	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (847) 472-6700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2013, Atlas Financial Holdings Inc. ("Atlas") entered into a definitive Share Sale Agreement (the “Agreement”) with Kingsway America, Inc. (“Kingsway”) to repurchase and cancel 18,000,000 preferred shares of Atlas owned by Kingsway (the “Preferred Shares”) for $16.2 million.  The Preferred Shares had a liquidation value of $18 million, constituted all Atlas preferred shares owned by Kingsway and all Atlas preferred shares then eligible for redemption.  $7.5 million of the $16.2 million purchase price was paid upon the execution of the Agreement, with the remaining amount to be paid over time by Atlas as set forth in the Agreement; provided, however, that if any portion of the purchase price remains unpaid as of January 3, 2014, such unpaid amount will be repayable not later than April  30, 2014 pursuant to one or more promissory notes entered into by Atlas.  The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 1.1 to this report.

Item 7.01 Regulation FD Disclosure

The press release announcing the execution of the Agreement is furnished as Exhibit 99.1 to this report. The information contained in the press release is furnished and not filed pursuant to instruction B.2 of Form 8-K.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 1.1    Share Sale Agreement between Kingsway America Inc. and Atlas Financial Holdings, Inc.
Exhibit 99.1      Press Release issued by Atlas Financial Holdings, Inc., dated August 1, 2013

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2013		Atlas Financial Holdings, Inc.

	By:	/s/ Paul Romano
Name: Paul Romano
Title: Vice President and Chief Financial Officer